Exhibit 99.1

August 6, 2015

Board of Directors

c/o Jon M. Huntsman, Executive Chairman

Huntsman Corporation

500 Huntsman Way

Salt Lake City, UT 84108

Re: Letter of Resignation

Dear fellow directors,

After almost four years of enjoyable and productive service on the board of Huntsman Corporation, the time has come to reconfigure my involvement with a company that has been part of my life since its humble inception. I do this not based on any disagreement with management, but rather to enhance my value to the company.

Following careful consultation with our Vice Chairman and Lead Director, Nolan Archibald, together with our Executive Chairman, our CEO and some of you, I feel we have constructed, for your consideration, an ongoing relationship that would maximize my personal involvement and most importantly benefit the shareholders and associates of Huntsman Corporation. A requirement of achieving this would be resigning as a member of the board of directors, which I hereby tender.

With gratitude and respect,

/s/ Jon M. Huntsman, Jr.
Jon M. Huntsman, Jr.